Exhibit 99.1

TIFFANY & CO.

NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY & CO. ANNOUNCES CHIEF EXECUTIVE OFFICER TRANSITION

Frederic Cumenal Steps Down as CEO

Chairman Michael Kowalski Will Serve as Interim CEO;
Board Will Work with Executive Search Firm to Recruit Successor

Reaffirms FY 2016 Earnings Guidance

NEW YORK, February 5, 2017 – Tiffany & Co. (NYSE: TIF) today announced that Frederic Cumenal has stepped down as Chief Executive Officer, effective immediately. The Board of Directors has commenced a search to recruit a successor in which it will be assisted by a leading executive search firm. During this process, Michael J. Kowalski, Chairman of the Board of Directors and previous CEO of Tiffany, will serve as Interim CEO while continuing as Chairman.

“On behalf of the entire Board of Directors, I would like to thank Frederic Cumenal for his contributions to Tiffany,” said Mr. Kowalski. “At a time of continuing challenges in the global luxury market, Frederic has enhanced the management team and taken important steps to position Tiffany for success in the long term. We wish him the best in his future endeavors.”

Mr. Kowalski continued, “The Board is committed to our current core business strategies, but has been disappointed by recent financial results. The Board believes that accelerating execution of those strategies is necessary to compete more effectively in today’s global luxury market and improve performance. As such, we remain focused on enhancing the customer experience, increasing the rate of new product introductions and innovation, maximizing marketing effectiveness, optimizing the store network, and improving our business operations and processes, all while efficiently managing our capital and costs. We believe these initiatives and the pace of their execution are key to driving shareholder value. Tiffany is an iconic brand with a family of talented and committed employees to match, and I look forward to supporting both during the transition.”

Mr. Cumenal said, “I am proud of what we have accomplished at Tiffany and would like to thank the management team and our many talented employees around the world with whom I have had the pleasure to work. I have great confidence in Tiffany’s brand, strategic direction, and people, and I believe the Company will have many exciting opportunities in the future.”

Reaffirms Annual Guidance:

The Company also affirmed, based on its plans and assumptions detailed in the January 17, 2017 holiday period sales news release, its fiscal year 2016 guidance described in that press release. The Company expects to report its fourth quarter and full 2016 fiscal year results, and also to provide its expectations for the 2017 fiscal year, on March 17 before the market opens.

Tiffany is the internationally renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Forward-Looking Statements:
Statements contained in this document that are not statements of historical fact, including those that refer to the Company’s search for a successor CEO, the Company’s strategy and initiatives and the pace of execution thereon, the Company’s objectives to compete in the global luxury market and to improve financial performance, and the Company’s fiscal year 2016 guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

The potential risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ from the predicted results, performance or achievements include, among others, global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations; shifting tourism trends; regional instability; violence (including terrorist activities); political activities or events; weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; changes in our competitive landscape; our ability to successfully control costs and execute on, and achieve the expected benefits from, our operational and strategic initiatives, and any difficulties or delays we encounter in identifying a successor CEO.

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Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and the Company’s Press Release dated January 17, 2017. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

TIF-G

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